Exhibit 2.4
EXECUTION COPY
AMENDMENT NO. 2
TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
          This AMENDMENT NO. 2, dated as of September 27, 2007 (this “Amendment”), to the MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), dated as of June 1, 2007 and amended by Amendment No. 1 to Membership Interest Purchase Agreement, dated as of June 18, 2007, is entered into by and among FX LUXURY REALTY, LLC, a Delaware limited liability company (the “Company”), CKX, Inc., a Delaware corporation (“Purchaser”), Flag Luxury Properties, LLC, a Delaware limited liability company (“Flag”) and FX Real Estate and Entertainment Inc., a Delaware corporation (“FXREE”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.
          WHEREAS, Purchaser, Flag and the Company are parties to the Agreement; and
          WHEREAS, CKX, Flag and the Company previously entered into Amendment No. 1, dated as of June 18, 2007, to the Agreement (“Amendment No. 1”) and, pursuant to Amendment No. 1 (i) CKX formed NEWCO Inc. (which is now named FX Real Estate and Entertainment Inc. and is herein referred to as “FXREE”) and, in connection therewith, contributed to the capital of FXREE an aggregate 15.5% Membership Interest in the Company; (ii) CKX, as the sole stockholder of FXREE as of the time of its formation, transferred and assigned all of the equity interests in FXREE to Richard G. Cushing, as Trustee of the CKX FXLR Stockholder Distribution Trust II, a conventional trust formed pursuant to the CKX FXLR Stockholder Distribution Trust II Agreement (the “Conventional Trust”); and (iii) CKX transferred and assigned an aggregate 9.5% Membership Interest in the Company to Richard G. Cushing, as Trustee of the CKX FXLR Stockholder Distribution Trust I, a grantor trust formed pursuant to the CKX FXLR Stockholder Distribution Trust I Agreement (the “Grantor Trust”); and
          WHEREAS, pursuant to the Agreement, CKX, Flag and the Grantor Trust have effected the Reorganization and, in connection therewith and in exchange for shares of common stock of FXREE, CKX, Flag and the Grantor Trust contributed to FXREE Membership Interests constituting 25%, 50% and 9.5%, respectively, of the outstanding Membership Interest in the Company; and

          WHEREAS, following the Reorganization, FXREE became the sole owner of all of the interests in the Company (except for the Flag Priority Interest), and each of CKX, Flag and the Grantor Trust were issued shares of common stock of FXREE in such amounts as resulted in the outstanding equity of FXREE being owned 25% by CKX, 50% by Flag, 25% in the aggregate by the Grantor Trust and the Conventional Trust together; and

          WHEREAS, prior to the date hereof, CKX and Flag purchased additional shares of common stock of FXREE in such amounts as resulted in the outstanding equity of FXREE being owned 25.50% by CKX, 49.75% by Flag and 24.75% in the aggregate by the Grantor Trust and the Conventional Trust together; and
          WHEREAS, as of the date hereof, CKX shall transfer and assign shares of common stock of FXREE representing an aggregate 23.50% equity interest therein to Richard G. Cushing, as Trustee of the CKX FXLR Stockholder Distribution Trust III, a conventional trust formed pursuant to and in accordance with the CKX FXLR Stockholder Distribution Trust III Agreement (“Trust 3” and such transfer and assignment referred to herein as the “First Transfer”); and
          WHEREAS, following the date hereof, and in no event later than concurrent with the Stockholder Distribution, CKX shall transfer and assign to or for the benefit of CKX stockholders of record on the record date to be determined by CKX for purposes of the of Stockholder Distribution shares of common stock of FXREE representing an aggregate 2% equity interest in FXREE (the “Second Transfer”); and
          WHEREAS, the parties desire to enter in this Amendment in order to amend the Agreement to provide for, among other things, the First Transfer and Second Transfer.
          NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
AMENDMENTS TO THE AGREEMENT
          1.1 The Reorganization and Stockholder Distribution. Article VII of the Agreement is hereby amended and restated in its entirety as follows:
          “7.1 Reorganization, Stockholder Distribution and Rights Offering. In connection with the Stockholder Distribution, the parties agree that Purchaser may, on not less than three (3) business days prior written notice, cause the Company and its members, and Flag, to take such preliminary steps as may be required to be in a position to effect the Reorganization and Mandatory Distribution in connection with the Stockholder Distribution. Notwithstanding anything to the contrary contained herein, the parties agree to use their commercially reasonable efforts (i) to effect the Stockholder Distribution as soon as reasonably practicable after the date hereof and (ii) thereafter to effect the Rights Offering as soon as reasonably practicable following the Stockholder Distribution. In that regard, but subject to the foregoing, the parties hereto agree as follows:

          (a) Purchaser shall (i) effect the First Transfer, and (ii) in no event later than concurrent with the Stockholder Distribution, effect the Second Transfer.
          (b) In connection with the transfers of Company membership interests pursuant to the Reorganization, the Amended and Restated Operating Agreement shall be further restated and amended.
          (c) In connection with the foregoing, the parties acknowledge and agree that it is the intent of this Section 7.1 that Purchaser’s obligations under the Agreement to effect the Reorganization and the Stockholder Distribution (solely with respect to the Membership Interests to be transferred as contemplated hereby) may be effected (in whole or in part, as applicable) pursuant to the transactions contemplated by this Section 7.1 and (ii) immediately following the Reorganization and after giving effect to the share transfers described in clause (a) above and prior to the Stockholder Distribution, the Company shall be a subsidiary of FXREE and FXREE shall have the following stockholders: Trust 3 and the transferee(s) in connection with the Second Transfer (owning an aggregate 25.5% equity interest therein), Flag (owning a 49.75% equity interest therein), and the Conventional Trust and Grantor Trust (together beneficially owning an aggregate 24.75% equity interest therein).
          (d) If requested by Flag, the Designated Flag Members shall enter into a registration rights agreement that provides for one demand registration right for each Designated Flag Member with regards to a registration on Form S-3 and two piggy-back registration rights on equity registrations effected by FXREE for equity offerings of stockholders of the Company (and not registrations in respect of Company shares only) , subject to underwriter lock-up and cut back provisions, and such other terms and conditions as are customary and are agreed to by the parties thereto.
          (e) The parties agree that any shares of common stock of FXREE distributed by Flag in the Mandatory Distribution shall, at all applicable times, be subject to the Waiver of Rights and Lock-Up Agreement, provided that the lock-up period with respect to members of Flag who are not Designated Flag Members shall be one (1) year and not three (3) years, and stock certificates representing such shares shall bear a legend identifying the foregoing restrictions.”
ARTICLE II.
MISCELLANEOUS
          2.1 Entire Agreement.  This Amendment, the Agreement, the Exhibits and Schedules to the Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all prior agreements or understandings with respect to the subject matter hereof.

          2.2 No Other Amendments or Modifications.  Except as expressly provided in this Amendment, the Agreement shall remain unmodified and in full force and effect in accordance with its terms. The provisions of Article IX of the Agreement shall apply to this Amendment mutatis mutandis.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed effective as of the date and year first above written.

FX LUXURY REALTY, LLC

By:	Flag Luxury Properties, LLC, Manager

By:	/s/ Paul C. Kanavos
Name:	Paul C. Kanavos
Title:	Chief Executive Officer and Chairman

FLAG LUXURY PROPERTIES, LLC

By:	/s/ Paul C. Kanavos

Name:	Paul C. Kanavos
Title:	Chief Executive Officer and Chairman

CKX, INC.

By:	/s/ Thomas P. Benson

Name:	Thomas P. Benson
Title:	Chief Financial Officer

FX REAL ESTATE AND
ENTERTAINMENT INC.

By:	/s/ Mitchell J. Nelson

Name:	Mitchell J. Nelson
Title:	Vice President